                                                                    EXHIBIT 2.01

                               PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT (this "AGREEMENT") is made effective as of March 22, 2001 ("EFFECTIVE DATE"), among MEI California, Inc., a California corporation and a direct, wholly-owned subsidiary of MEI ("SELLER"), Micron Electronics, Inc., a Minnesota corporation having an office at 900 East Karcher Road, Nampa, Idaho 83687 ("MEI"), and Micron Technology, Inc., a Delaware corporation having an office at 8000 South Federal Way, Boise, Idaho 83716 ("BUYER").

        WHEREAS, MEI and Buyer have heretofore entered into a certain Amended and Restated Component Recovery Agreement, dated as of September 2, 1999 ("RESTATED CRA"), which restated the original CRA;

        WHEREAS, the Restated CRA grants to Buyer an option ("PURCHASE OPTION"), exercisable by Buyer at any time during the Extended Term (as such term is defined in the Restated CRA), to purchase from MEI "all assets primarily used in the SpecTek business (excluding cash) for a purchase price equal to net book value";

        WHEREAS, the Restated CRA provides that "MEI may sell, contribute or otherwise transfer" the assets primarily used in the SpecTek business to "an Affiliated Company that is 100% owned or controlled by MEI, provided that such Affiliated Company agrees in writing to be bound by the terms of this Agreement";

        WHEREAS, all assets primarily used in the SpecTek business have been or will be transferred to Seller as contemplated by the provisions of this Agreement;

        WHEREAS, Buyer desires to exercise the Purchase Option as well as purchase certain other assets of Seller, subject to the terms and conditions set forth in this Agreement;

        WHEREAS, Seller desires to sell to Buyer such assets and hereby waives the thirty-day notice provision contained in Amendment Number 1 to the Restated CRA with respect to the sale of the SpecTek assets; and

        WHEREAS, MEI and Buyer desire to settle all amounts owed by one to the other pursuant to the Restated CRA by entering into and performing this Agreement, at which time the Restated CRA shall terminate pursuant to the terms of Section 11 thereof.

        NOW, THEREFORE, in consideration of the premises and the representations and warranties and covenants contained herein, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

1.1     "ACTION" shall have the meaning set forth in Section 4.8 hereof.

1.2     "ADJUSTED STATEMENT OF NET ASSETS" shall have the meaning set forth in
        Section 7.1(b) hereof.

1.3     "AGREEMENT" shall have the meaning set forth in the preamble hereof.

1.4 "ASSIGNED CONTRACTS" shall have the meaning set forth in Section 2.4 hereof.

1.5     "ASSIGNMENT" shall have the meaning set forth in Section 8.1 hereof.

1.6 "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.5 hereof.

1.7     "BILL OF SALE" shall have the meaning set forth in Section 2.3 hereof.

1.8     "BUYER" shall have the meaning set forth in the preamble hereof.

1.9 "CHANGE OF CONTROL" of an entity shall mean (i) any person or entity becoming the beneficial owner of securities of such entity representing more than fifty percent (50%) of the total of all then outstanding voting securities or (ii) a merger or consolidation of such entity with or into another entity, other than a merger or consolidation that would result in the holders of the voting securities immediately prior thereto holding securities which represent immediately after such merger or consolidation more than fifty percent (50%) of the total combined voting power of the entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation. In the case of MEI, "Change of Control" shall also include (iii) the sale, disposition and/or liquidation of all or substantially all of the PC Sales Division Assets of MEI's personal computer business; or (iv) the sale, disposition and/or liquidation of all or substantially all of MEI's PC Business. In the case of a Resulting Entity, "Change of Control" shall also include (v) the sale, disposition and/or liquidation of all or substantially all of the assets of the entity's personal computer business, (vi) the sale, disposition and/or liquidation of all or substantially all of the assets of the entity's personal computer business.

1.10    "CLOSING STATEMENT OF NET ASSETS" shall have the meaning set forth in
        Section 7.1(e) hereof.

1.11    "CLOSINGS" shall have the meaning set forth in Section 3.1(b) hereof.

1.12 "CONTINUING EMPLOYEES" shall have the meaning set forth in Section 9.5 hereof.

1.13 "DEFENSIVE PURPOSES" shall mean, for purposes of Article VIII, the right to assert the applicable patents: (i) in negotiations with another entity which initiated substantive allegations of infringement of one or more specific patents by MEI or a Resulting Entity, and/or (ii) in a lawsuit against an entity either in response to a lawsuit previously initiated by such entity (either in that case or in another case), or against an entity in combination with a Declaratory Judgment brought against such entity, with appropriate subject matter jurisdiction, by MEI or a Resulting Entity.

1.14 "EFFECTIVE DATE" shall have the meaning set forth in the preamble hereof.

1.15 "ENVIRONMENTAL LAWS" shall have the meaning set forth in Section 4.9(f) hereof.

1.16 "EXCLUDED ASSETS" shall have the meaning set forth in Section 2.6(a) hereof.

1.17 "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 2.6(b) hereof.

1.18    "EXISTING SERVICE AGREEMENTS" shall have the meaning set forth in
        Section 7.4(a) hereof.

1.19    "FEBRUARY STATEMENT OF NET ASSETS" shall have the meaning set forth in
        Section 3.2.1(c) hereof.

1.20 "FINANCIAL INVESTOR" shall mean the financial buyers with whom MEI is currently negotiating. 1.21 "FIRST CLOSING" shall have the meaning set forth in Section 3.1(a) hereof.

1.22    "GAAP" shall have the meaning set forth in Section 3.2.1(c) hereof.

1.23 "HAVE MADE" shall mean with respect to the licenses granted or referenced in Sections 7.11, 8.4, 8.5, 8.6 and 8.7 hereof, the right to have a third party make products for the use and benefit of such entity or its Subsidiaries, but only if (i) such products are sold by such entity or its Subsidiaries under the trademarks, trade names or other commercial indicia of such entity or its Subsidiaries, and (ii) said products are made by the third party using manufacturing drawings and/or specifications (a) originated by such entity or its Subsidiaries or (b) originated by any third party specifically and exclusively for such entity and/or its Subsidiaries.

1.24 "HAZARDOUS MATERIAL" shall have the meaning set forth in Section 4.9(f) hereof.

1.25    "HEALTH SERVICES OBLIGATIONS" shall have the meaning set forth in
        Section 7.4(c) hereof.

1.26 "INFORMATION TECHNOLOGY SERVICES" shall mean the (i) maintenance of all software applications currently used in the component recovery business including, without limitation, material purchasing, WIP tracking and GL applications and (ii) maintenance of all hardware currently used in the component recovery business including, without limitation, fully configured E10K System(s) used for WIP tracking, material purchasing and GL applications and (iii) such other services as MEI and Buyer may agree to after good faith discussions prior to or following the Second Closing.

1.27 "INTERCOMPANY PAYABLE" shall have the meaning set forth in Section 3.2.1(c) hereof.

1.28    "LLC" shall have the meaning set forth in Section 2.3 hereof.

1.29    "LEASES" shall have the meaning set forth in Section 4.9(a) hereof.

1.30 "LISTED PATENTS" shall have the meaning set forth in Section 1.37 hereof.

1.31    "MEI" shall have the meaning set forth in the preamble hereof.

1.32    "MEI LEASE" shall have the meaning as set forth in Section 4.9 hereof.

1.33 "MODIFIED ADJUSTMENT DATE" shall have the meaning set forth in Section 7.1(b) hereof.

1.34    "MSA" shall have the meaning set forth in Section 3.2.1(c) hereof.

1.35    "MSP" shall have the meaning set forth in Section 3.2.1(c) hereof.

1.36 "NOTICE OF OBJECTION" shall have the meaning set forth in Section 7.1(c) hereof.

1.37 "OCCUPATIONAL HEALTH SERVICES" shall mean the (i) assessment and treatment (minor) of work-related injuries or illnesses, (ii) initialization of the incident reporting system, if any, (iii) maintenance and review of workplace monitoring programs, if any, (iv) transition on an orderly basis of the case management of workers compensation claims to Buyer,
        (v) such other services MEI and Buyer may agree to after good faith discussions prior to or following the Second Closing.

1.38 "PATENTS" shall mean United States patents listed in Schedule 1.38(a), United States patent applications listed in Schedule 1.38(b) and MEI invention disclosures listed in Schedule 1.38(c) (collectively, the "LISTED PATENTS") including all divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, foreign counterparts or equivalents thereof, and all pending applications which claim priority from any of the Listed Patents or from which one or more of the Listed Patents derives a priority date, as well as all inventions claimed or disclosed within the foregoing. Schedule 1.38(c) shall be updated as necessary to include all invention disclosures relating to inventions conceived prior to the Effective Date.

1.39    "PCB" shall have the meaning set forth in Section 4.9(f) hereof.

1.40 "PC BUSINESS" shall mean MEI's operations to develop, supply, manufacture, market, sell and distribute personal computers, laptops and servers as referred to in MEI's latest Form 10 K or Form 10 Q filed under the Exchange Act.

1.41 "PC BUSINESS ASSETS" shall mean the assets directly and predominantly attributable to MEI's operations to market, design, develop, supply, manufacture, distribute, and sell personal computer products, including, without limitation, inventories, property, plant, equipment, manufacturing and distribution assets and related systems. "PC Business Assets" shall not include cash and cash equivalents, liquid investments, or the assets directly and predominantly attributable to the operations of MEI's other reportable segments, including, without limitation, the HostPro and SpecTek operations, as referred to in MEI's latest Form 10-K or Form 10-Q filed under the Exchange Act.

1.42 "PC SALES DIVISION ASSETS" means that portion of the assets of the PC business operations of MEI that are directly and predominantly attributable to MEI's operations to market and sell personal computer products, including, but not limited to, customer accounts. "PC Sales Division Assets" shall not include the MEI's cash and cash equivalents, liquid investments, or any of the assets directly attributable to (i) MEI's operations to supply, manufacture and distribute personal computer products; or (ii) the operations of the MEI's other reportable segments, including, without limitation, the HostPro and SpecTek operations, as referred to in the MEI's latest Form 10-K or Form 10-Q filed under the Exchange Act.

1.43    "PERMITTED REAL PROPERTY LIENS" shall have the meaning set forth in
        Section 2.2 hereof.

1.44    "PRELIMINARY ADJUSTMENT DATE" shall have the meaning set forth in
        Section 7.1(a) hereof.

1.45 "PRELIMINARY STATEMENT OF NET ASSETS" shall have the meaning set forth in Section 7.1(a) hereof.

1.46    "PRE-EXISTING CONTAMINATION" shall have the meaning set forth in
        Schedule 2.6(b) hereof.

1.47 "PURCHASE PRICE" shall have the meaning set forth in Section 3.2.2(a) hereof.

1.48 "PURCHASE OPTION" shall have the meaning set forth in the preamble hereof.

1.49 "PURCHASED ASSETS" shall have the meaning set forth in Section 2.7 hereof.

1.50    "PWC" shall have the meaning set forth in Section 7.1(d) hereof.

1.51 "QUALIFYING TRANSACTION" shall mean a sale of all or substantially all of the PC Business Assets or the PC Sales Division Assets or the capital stock of the PC Business, or a merger, or other business combination involving the PC Business, which sale, merger, or other business combination, as applicable, results in the effective sale of the operations of the PC Business by MEI to a third party acquiror.

1.52    "REAL PROPERTY" shall have the meaning set forth in Section 2.1 hereof.

1.53    "RESTATED CRA" shall have the meaning set forth in the preamble hereof.

1.54 "RESULTING ENTITY" shall have the meaning set forth in Section 8.6 hereof.

1.55 "SECOND CLOSING" shall have the meaning set forth in Section 3.1(b) hereof.

1.56    "SELLER" shall have the meaning set forth in the preamble hereof.

1.57 "SERVICE PROVIDERS" shall have the meaning set forth in Section 7.4(a) hereof.

1.58    "SCHEDULE 8.5(a) PATENTS" shall have the meaning set forth in Section
        8.5 hereto.

1.59 "SCHEDULE 8.6 PATENTS" shall have the meaning set forth in Section 8.6 hereof.

1.60    "SPECTEK ASSETS" shall have the meaning set forth in Section 2.3 hereof.

1.61 "SPECTEK BUSINESS" shall have the meaning set forth in Section 7.1(a) hereof.

1.62 "SPECTEK SUBLEASE" shall have the meaning set forth in Section 4.9(a) hereof.

1.63 "SUBSIDIARY" of a parent corporation shall mean a corporation, company, or other legal entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by the parent; or (ii) which does not have outstanding shares or securities, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company, or other entity is, now or hereafter, owned or controlled, directly or indirectly, by the parent, provided that any such corporation, company, or other legal entity shall be deemed to be a Subsidiary of such parent under (i) or (ii) only so long as such ownership or control exists.

1.64    "TAXES" shall have the meaning set forth in Section 9.1(a) hereof.

1.65    "TAX RETURN" shall have the meaning set forth in Section 9.1(b) hereof.

1.66 "TERMINATION DATE" shall have the meaning set forth in Section 3.1(a) hereof.

1.67 "TITLE POLICY" shall have the meaning set forth in Section 3.2.1(d) hereof.

1.68 "TRANSFERRED EMPLOYEES" shall have the meaning set forth in Section 10.1 hereof.

1.69 "TRANSITION PERIOD" shall have the meaning set forth in Section 7.4(a) hereof.

1.70 "TRANSITION SERVICES" shall have the meaning set forth in Section 7.4(a) hereof.

1.71 "WARRANTY DEED" shall have the meaning set forth in Section 3.3.1(c) hereof.

                                   ARTICLE II
                                   ----------

                              THE PURCHASE AND SALE

        2.1 REAL PROPERTY. At the First Closing, and upon the terms and subject to the conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all liens, encumbrances or other defects of title (except for those exceptions as set forth in the Title Policy (as defined in Section 3.2.1(e) below, the "PERMITTED REAL PROPERTY LIENS")), the real property identified in
Schedule 2.1 hereto (the "REAL PROPERTY").

        2.2 PATENTS. At the First Closing (as defined in Section 3.1 below), and upon the terms and subject to the conditions of this Agreement (a) Seller shall, pursuant to Section 8.1 below, assign and deliver to Buyer the Patents and (b) Buyer shall convey to Seller and Seller shall accept from Buyer the grant back license as provided in Article VIII hereto.

        2.3 SPECTEK ASSETS. At the Second Closing (as defined in Section 3.1 below), and upon the terms and subject to the conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all liens, encumbrances or other defects of title, all assets primarily used in the component recovery business of MEI, Seller and their subsidiaries and affiliates (including, specifically, SpecTek, LLC, a Delaware limited liability company ("LLC")), hereafter the "SPECTEK ASSETS," all as identified in Schedule 2.3(a) hereto. The transfer or conveyance of the SpecTek Assets shall be accomplished pursuant to a bill of sale, the form of which is attached hereto as Schedule 2.3(b) (the "BILL OF SALE") and such other documents that may be required to effect the transfer of the intellectual property as set forth or described on Schedule 2.3(a) hereto; EXCEPT AS OTHERWISE SET FORTH HEREIN, THE SPECTEK ASSETS ARE SOLD "AS IS" AND "WITH ALL FAULTS" AND THE SELLER, MEI AND THE LLC MAKE NO WARRANTIES AS TO THEIR CONDITION OR QUALITY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        2.4 ASSIGNED CONTRACTS. At the Second Closing, and upon the terms and subject to the conditions of this Agreement, Seller shall assign to Buyer and Buyer shall assume from Seller the contracts, including all rights thereunder, identified in Schedule 2.4 hereto (the "ASSIGNED CONTRACTS"). This Agreement shall not constitute an agreement to assign any agreement or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach thereunder.

        2.5 ASSUMPTION OF LIABILITIES. At the Second Closing, and upon the terms and subject to the conditions of this Agreement, Buyer shall assume the liabilities, and only those liabilities, identified in Schedule 2.5 hereto (the "ASSUMED LIABILITIES").

        2.6 EXCLUDED ASSETS AND EXCLUDED LIABILITIES.

        (a) EXCLUDED ASSETS. Notwithstanding the provisions of Sections 2.1 through 2.4 above, Buyer expressly understands and agrees that the Purchased Assets (as defined in Section 2.7 below) shall not include any cash or other assets or property set forth on Schedule 2.6(a) hereto (the "EXCLUDED ASSETS"). Accordingly, Buyer shall not obtain any right, title or interest in and to the Excluded Assets pursuant to the terms and conditions of this Agreement.

        (b) EXCLUDED LIABILITIES. Notwithstanding the provisions of Section 2.5 above, MEI and Seller expressly understand and agree that Buyer does not assume any liability (whether accrued, absolute, contingent or otherwise, choate or inchoate, and whether due or to become due) set forth or described on Schedule 2.6(b) hereto (the "EXCLUDED Liabilities").

        2.7 INCORPORATION BY REFERENCE AND DEFINITIONS. All schedules, exhibits, agreements, documents and attachments referenced in this Agreement are incorporated herein by such reference in their entirety. The SpecTek Assets, Real Property, the rights under the Assigned Contracts and the Patents are sometimes collectively referred to herein as the "PURCHASED ASSETS."

                                   ARTICLE III
                                   -----------

                                  THE CLOSINGS

        3.1 TIME AND PLACE OF CLOSINGS. The parties agree that there shall be two closings. The two closing structure will permit an orderly transition of employees from one business to the other at a date later than the transfer of certain assets.

        (a) Subject to the satisfaction or waiver of the conditions set forth in
Article XI, the closing of the purchase and sale of the Real Property and the Patents, as set forth in Sections 2.1 and 2.2 above, shall take place at 3:00 p.m., March 22, 2001, at the offices of MEI or at such other place or date prior to April 6, 2001(the "TERMINATION Date"), as Buyer and MEI may mutually agree (the "FIRST CLOSING").

        (b) Subject to the satisfaction or waiver of the conditions set forth in
Article XI, the closing of the purchase and sale of the Purchased Assets (except for the Real Property and the Patents that were the subject of the First Closing) shall take place at 7:00 p.m., Thursday, April 5, 2001, at the offices of MEI or at such other place or date prior to the Termination Date as Buyer and MEI may mutually agree (the "SECOND CLOSING"). The First Closing and the Second Closing are collectively referred to as the "CLOSINGS."

        3.2 DELIVERIES AT THE FIRST CLOSING.

        3.2.1 SELLER. At the First Closing, MEI shall, or shall cause Seller to, deliver the following items to Buyer or its designee:

        (a) A copy of resolutions of the boards of directors (or committee or subcommittee thereof, if applicable) of MEI and Seller, authorizing the execution, delivery and performance of this Agreement, the transfer of the Real Property and the Patents and the execution, delivery and performance of each other agreement, document or certificate to which it is a party and is required to be delivered pursuant hereto or in connection herewith.

        (b) A copy of this Agreement duly executed by MEI and Seller.

        (c) "FEBRUARY STATEMENT OF NET ASSETS" (i.e., an unaudited statement of assets minus liabilities) of the component recovery business prepared as of March 1, 2001, and in accordance with generally accepted accounting principles in the United States ("GAAP"), provided, however, in the preparation of the February Statement of Net Assets, Seller shall exclude cash and shall exclude the liabilities that constitute obligations of the component recovery business owed to Buyer, Micron Semiconductor Products, Inc. ("MSP") or Micron Semiconductor Asia Pte. Ltd. ("MSA") by MEI, Seller and their subsidiaries and affiliates (the "INTERCOMPANY PAYABLE") as of March 1, 2001. The net assets as calculated on the February Statement of Net Assets may be negative.

        (d) A general warranty deed in the form attached hereto as Schedule
3.2.1 (the "WARRANTY DEED") and any other documentation necessary to effect the transfer of the Real Property.

        (e) An ALTA owner's "extended coverage" title insurance policy naming Buyer as the owner of the Real Property (the "TITLE POLICY").

        (f) Duly executed copies of the Leases.

        (g) The Patents, the Assignment and any other documentation necessary to effect the transfer of the Patents.

        (h) Internal Revenue Service Form W-9, duly executed by Seller, attesting that Seller is not subject to withholding under any state or U.S. Tax Law, in form reasonably acceptable to Buyer.

        (i) Schedules 1.38(a), 1.38(b), 1.38(c), 2.1, 3.2.1, 4.9(a), 8.1, 8.3,
8.5(a), 8.5(b), and 8.6.

        3.2.2 BUYER. At the First Closing, Buyer, or its designee, shall deliver the following items to Seller or its designee:

        (a) By wire transfer in immediately available funds to the account designated by Seller in Section 12.3 below, an amount equal to the sum of $136,555,921 (the "PURCHASE PRICE"). The parties specifically acknowledge and agree that the Purchase Price shall be in complete payment for the Purchased Assets, including the SpecTek Business (as defined in Section 6.1 hereof), regardless of the fact that there shall be a First and Second Closing. In the event the Second Closing fails to occur regardless of reason, Seller shall retain that portion of the Purchase Price applicable to the First Closing as MEI and Buyer shall in good faith agree is consistent with the intent of this Agreement, and shall return promptly the remainder of the Purchase Price to Buyer.

        (b) A copy of this Agreement duly executed by Buyer.

        (c) Schedules 1.38(a), 1.38(b), 1.38(c), 2.1, 3.2.1, 4.9(a), 8.1, 8.3,
8.5(a), 8.5(b), and 8.6.

        3. 3 DELIVERIES AT THE SECOND CLOSING.

        3.3.1 SELLER. At the Second Closing, MEI shall, or shall cause Seller to, deliver the following items to Buyer or its designee:

        (a) The Purchased Assets (except for the Real Property and Patents delivered at the First Closing).

        (b) The Bill of Sale and such other documentation as may be necessary to effect the transfer of the intellectual property as set forth on Schedule 2.3(a).

        (c) A copy of resolutions of the boards of directors (or committee or subcommittee thereof, if applicable) of MEI and Seller, authorizing the delivery to Buyer of the Purchased Assets and the execution, delivery and performance of this Agreement and each other agreement, document or certificate to which it is a party and is required to be delivered pursuant hereto or in connection herewith.

        (d) To the extent held by or under the control of MEI, Seller or any Person controlled by either MEI or Seller, all of the books and records primarily relating to the component recovery business of Seller or LLC and the employees of LLC (including medical and personnel records); provided, however, MEI or Seller shall be entitled to retain, at its or their expense, a complete copy of such records.

        (e) Schedules 2.3(a), 2.3(b), 2.4, 2.5, 2.6(a), 2.6(b), 3.3.2, and 10.1.

        3.3.2 BUYER. At the Second Closing, Buyer shall, and shall cause each of its assignees as may be appropriate to, deliver to Seller the following items:

        (a) Such executed consents as are reasonably necessary to consummate the assumption of the Assigned Contracts contemplated by this Agreement, in the form attached hereto as Schedule 3.3.2.

        (b) Schedules 2.3(a), 2.3(b), 2.4, 2.5, 2.6(a), 2.6(b), 3.3.2, and 10.1.

        3.4 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the First or Second Closing, any further action is necessary or desirable to (i) carry out the purposes of this Agreement, (ii) vest Buyer with full right, title, interest and possession to all Purchased Assets, free and clear of all liens or encumbrances, except for the Permitted Real Property Liens and except for any licenses as to which the Patents are subject as of the Effective Date,
(iii) vest Buyer with full right, title, interest and possession to all assets, property, rights, privileges, powers and franchises free and clear of all liens or encumbrances, except for the Permitted Real Property Liens and except for any licenses as to which the Patents are subject as of the Effective Date, of MEI, Seller, or any of their subsidiaries or affiliates, primarily used in the component recovery business and which are discovered or identified subsequent to the Second Closing, then, in the case of each of the items (i) through (iii) above, the officers and directors of MEI, Seller and their subsidiaries and affiliates are fully authorized in the name of their respective corporations or otherwise to take, MEI and Seller shall, and shall cause their subsidiaries and affiliates to take, all such necessary or desirable further action, so long as such action is not inconsistent with this Agreement and shall execute and deliver both before and after the First and Second Closings such further certificates, agreements and other documents and take such other actions to consummate or implement the transactions contemplated hereby or to evidence such events or matters. With respect to Section 3.4(iii) above, the subsequently discovered assets shall be transferred at their book value, less accumulated depreciation, calculated in accordance with GAAP, or at such other price if MEI and Buyer agree otherwise.

                                   ARTICLE IV
                                   ----------

                    REPRESENTATIONS AND WARRANTIES OF SELLER

MEI and Seller, jointly and severally, represent and warrant to Buyer, as of the date hereof, the date of the First Closing and the date of the Second Closing, unless explicitly stated otherwise, as follows:

        4.1 ORGANIZATION, STANDING AND POWER. MEI and Seller are each a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdictions of their respective incorporations and each has all requisite power and authority to own, operate and lease the properties it now owns, operates and leases and to carry on its business as it is now being conducted.

        4.2 AUTHORITY. MEI and Seller each has all requisite corporate power and authority to enter into, execute and deliver this Agreement, to perform their respective obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by MEI and Seller of this Agreement, the performance by MEI and Seller of their respective obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of MEI and Seller. Assuming due execution and delivery by Buyer of this Agreement, this Agreement constitutes the legal, valid and binding obligations of MEI and Seller, and, subject to generally applicable limitations of law and equitable principles, enforceable against MEI and Seller.

        4.3 NO VIOLATIONS. The execution and delivery by MEI and Seller of this Agreement, the performance by MEI and Seller of their respective obligations under this Agreement, and the consummation of the transactions contemplated thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), or create in any other Person a right of claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of any lien (or any obligation to create any lien) upon the Purchased Assets (i) the Articles of Incorporation or bylaws, or similar organizational documents and instruments, of MEI, Seller or LLC, (ii) any contract, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to MEI, Seller, LLC or the Purchased Assets, or (iii) any law applicable to MEI, Seller or LLC or the Purchased Assets.

        4.4 SUFFICIENCY OF ASSETS. As of the Second Closing, Schedule 2.3(a) sets forth all assets, all property, plant, equipment, rights and other assets (tangible and intangible) primarily used in the component recovery business of MEI, Seller or any of their subsidiaries and affiliates as currently conducted and none of such assets are subject to any lien, pledge, charge or encumbrance of any kind. As of the Second Closing, Seller owns beneficially and of record, and has good and valid marketable title to or a valid leasehold interest in, all the SpecTek Assets, free and clear of liens, pledges, charges or encumbrances. Immediately following the Second Closing, none of MEI, Seller or any of their subsidiaries or affiliates, shall own any asset primarily used before the Second

Closing in the component recovery business of MEI, Seller or any of their subsidiaries or affiliates. The Purchased Assets are the only assets that are necessary for Buyer to carry on the component recovery business as currently conducted, consistent with past practices.

        4.5 CONSENTS AND APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required by or with respect to MEI or Seller in connection with the execution, delivery and performance of this Agreement or the consummation by MEI or Seller of the transactions contemplated hereby. No consent, waiver or approval of, or notice to, any third party is required or necessary to be obtained by MEI or Seller in connection with the execution and delivery of this Agreement and the performance of their respective obligations hereunder.

        4.6 STATEMENT OF NET ASSETS. A true, correct and complete copy of the February Statement of Net Assets has been delivered by Buyer at the First Closing. The February Statement of Net Assets presents fairly the assets and liabilities of the component recovery business of MEI, Seller and their subsidiaries and affiliates at the date thereof in accordance with GAAP (subject to the absence of notes and subject to, as of such date, the exclusion of cash attributable to the component recovery business and the liabilities that constitute the Intercompany Payable). As of the First Closing, there are no material liabilities of the component recovery business of MEI, Seller and their subsidiaries and affiliates, of any nature (whether accrued, absolute, contingent or otherwise, choate or inchoate, and whether due or to become due), that are not reflected in, reserved against or otherwise described in the February Statement of Net Assets.

        4.7 FEES AND EXPENSES. Buyer shall not be responsible for any fees and expenses (including broker's fees or expenses, if any) incurred by MEI, Seller or any of their subsidiaries or affiliates in connection with this Agreement and the transactions contemplated hereby and thereby.

        4.8 LITIGATION. There is no private or governmental action, suit, proceeding, order, claim, arbitration or investigation (each an "ACTION") pending or, to the knowledge of MEI or Seller, threatened before any agency, court or tribunal, foreign or domestic, against MEI or Seller or any of the Purchased Assets or any of its respective members, officers or directors (in their capacities as such) that would reasonably be expected to have a material adverse effect on MEI, Seller or the Purchased Assets.

        4.9 REAL PROPERTY.

        (a) Seller holds good and marketable title to the Real Property, free and clear of all mortgages, pledges, security interests, liens and encumbrances, except for the Permitted Real Property Liens and no person or entity has any right to purchase, encumber or lease the Real Property and that there are no leases, licenses or occupancy agreements that currently exist that encumber or affect any portion of the Real Property or any building located thereon except for the leases, forms of which are set forth in Schedule 4.9(a) attached hereto (individually the "MEI LEASE" and the "SPECTEK SUBLEASE" and collectively the "LEASES.")

        (b) The Real Property is a legal parcel. The Real Property and the uses conducted on the Real Property are in compliance with all applicable building, fire, life-safety, subdivision and zoning ordinances (including, without limitation, conditional use, planned unit development, variance, and "grandfather use" approvals and permits), laws, codes and regulations, including, without limitation, the Americans with Disabilities Act of 1990, as amended.

        (c) The Real Property, including, but not limited to, paving, sidewalks, parking areas, landscape areas, sprinkler system(s), foundations, walls, roofs, other structural components, electrical, plumbing, heating and air conditioning systems, windows and locks have no latent or patent defects and are in good operating condition and repair, ordinary wear and tear excepted, subject only to ordinary maintenance; and all sewer, water, electrical, gas and telephone services are connected to the public utility network.

        (d) The Real Property is not subject to any encroachment, obligation, lien, mortgage, assessment, covenant, restriction, easement, lease, or other encumbrance that is not of record. The Real Property is not subject to any monetary liens or mortgages except for liens for taxes not yet due and payable.

        (e) All contractors and suppliers for improvements located on or made to the Real Property have been fully paid and no inchoate lien rights exist.

        (f) None of MEI, Seller or their subsidiaries or affiliates, has used or stored any Hazardous Material on the Real Property, except as incidental to the permitted use of the Real Property and only in quantities that are less than the quantities that are required to be reported under applicable Environmental Laws. The term "HAZARDOUS MATERIAL" means any substance, material or waste of which the generation, manufacture, use, storage or disposal is or becomes regulated by any federal, state or local governmental authority or political subdivision for the purpose of protecting human health or the environment. For purposes of this Agreement "Hazardous Material" includes, without limitation, any material or substance that is (i) defined as a hazardous substance, waste or material under applicable Environmental Laws, (ii) petroleum products, (iii) asbestos, (iv) polychlorinated biphenyl ("PCB"), and (v) regulated under the Federal Water Pollution Control Act, Solid Waste Disposal Act, Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation and Liability Act, Toxic Substance Control Act, Federal Insecticide, Fungicide and Rodenticide Act, Emergency Planning and Community Right to Know Act, Clean Air Act, Safe Water Drinking Act, any act regulating nuclear materials, all amendments to any of the acts, all rules and regulations promulgated under any of the acts, and any state or local law, rule or regulation regulating the same general subject matter as the federal acts. The term "ENVIRONMENTAL LAWS" means any federal, state or local law, statute, ordinance, regulation, permit or order pertaining to health, industrial hygiene, environmental conditions or Hazardous Materials, including, without limitation, any statutes identified in this Section 4.9(f).

        (g) To the best knowledge of MEI and Seller no property owned, operated or occupied for the operation of Seller's component recovery business, is contaminated with any Hazardous Materials to an extent or in a manner or condition which would give rise to any liability of MEI, Seller, their subsidiaries or affiliates, or Buyer under Environmental Laws.

        (h) Neither MEI, Seller nor any of their Subsidiaries or affiliates, has caused and will not cause the disposal or release of any Hazardous Material on the Property to an extent or in a manner or condition which would give rise to any liability of MEI, Seller, any of their subsidiaries or affiliates, or Buyer, under Environmental Laws. MEI, Seller and their Subsidiaries and affiliates have operated and maintained the component recovery business and the Real Property in substantial compliance with Environmental Laws.

        (i) Except with respect to the ground water on the Real Property as previously disclosed to Buyer, none of MEI, Seller or any of their subsidiaries or affiliates has received from a governmental authority or agency or third party, any request for information, notice of claim, demand letter or other notification, notice or information that MEI or any of its subsidiaries or affiliates is or may be (i) potentially subject to or responsible for any investigation or clean-up or other remediation of Hazardous Material, (ii) potentially liable for damage to persons, property, or natural resources in connection with any Hazardous Material, or (iii) in violation of any Environmental Laws.

        (j) The Real Property is not subject to any pending, threatened, or likely federal, state, or local lien, proceedings, claim, liability, or action for the cleanup, removal, or remediation of any Hazardous Material, asbestos, PCBs, or underground storage tanks.

        (k) There is no asbestos on the Real Property, and no asbestos has been removed from the Real Property while the Real Property was owned, leased or operated by MEI, Seller, any of their subsidiaries or affiliates, except according to the requirements of the Clean Air Act and the Occupational Safety and Health Act.

        (l) There are no underground storage tanks on, in, or under the Real Property and no underground storage tanks have been closed or removed from the Real Property.

        4.10 DISCLOSURE. No representation or warranty by MEI or Seller in this Agreement and no statement or information contained in any document (including, without limitation, statements and schedules referred to in this Article III, if any, that are a part hereof), certificate, or other writing furnished or to be furnished by or on behalf of any member of Seller pursuant to the provisions hereof, when read together and taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

        4.11 PATENTS.

        (a) Seller warrants that it is the sole owner of the Patents, that MEI and Seller have not previously granted any assignment or exclusive license in or to the Patents to any third party, and that Seller has the full right and capacity to assign the Patents to Buyer, and to enter into and carry out its obligations under this Agreement, without conflicting with any other obligation of Seller. Seller does not represent or warrant that the Patents are not subject to, or otherwise encumbered by, the previous grant of one or more nonexclusive licenses in or to the Patents.

        (b) Seller warrants that none of the patents listed in Schedule 1.38(a) have been abandoned for failure to pay maintenance fees required by the United States Patent and Trademark Office or the patent authority in any other country.

        (c) MEI and Seller warrant that, to the best of the knowledge of each, neither has ever stated or represented to any third party that it will not enforce any one or more of the Patents or that said third party is free to practice the invention(s) of any one or more of the Patents (or one of more of the claims therein) without fear of recourse from MEI or Seller.

        (d) MEI neither represents nor warrants that the use of the Patents will not result in infringement of any patents of any third party.

                                    ARTICLE V
                                    ---------

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        5.1 ORGANIZATION, STANDING AND POWER. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdictions of its incorporation and has all requisite power and authority to own, operate and lease the properties it now owns, operates and leases and to carry on its business as it is now being conducted.

        5.2 AUTHORITY. Buyer has all requisite corporate power and authority to enter into, execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. Assuming due execution and delivery by MEI and Seller of this Agreement, this Agreement constitutes the legal, valid and binding obligation of Buyer and, subject to generally applicable limitations of law and equitable principles, enforceable against the Buyer.

        5.3 NO VIOLATIONS. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations under this Agreement, and the consummation of the transactions contemplated thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), or create in any other Person a right of claim of termination, amendment, or require modification, acceleration or cancellation of, (i) the Articles of Incorporation or bylaws of Buyer, (ii) any contract, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Buyer or (iii) any law applicable to Buyer

        5.4 CONSENTS AND APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the consummation by Buyer of the transactions contemplated hereby. No consent, waiver or approval of, or notice to, any third party is required or necessary to be obtained by Buyer in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder.

        5.5 LITIGATION. There is no Action pending or, to the knowledge of Buyer, threatened before any agency, court or tribunal, foreign or domestic, against Buyer or any of its respective members, officers or directors (in their capacities as such) that would reasonably be expected to have a material adverse effect on Buyer's ability to execute, deliver and perform this Agreement.

        5.6 PATENTS. Buyer neither represents nor warrants that the use of the Patents will not result in infringement of any patents of any third party.

                                   ARTICLE VI
                                   ----------

                               THE REORGANIZATION

Subject to the terms and conditions of this Agreement, prior to the First Closing, MEI and Seller shall cause the following to occur:

        6.1 TRANSFER OF REAL PROPERTY. MEI will transfer to Seller, and Seller will acquire, all right, title and interest to the Real Property, free and clear of all liens, encumbrances or other defects of title, except Permitted Real Property Liens.

        6.2 TRANSFER OF PATENTS. MEI will transfer to Seller, and Seller will acquire, all right, title and interest to the Patents, free and clear of all liens, encumbrances or other defects of title (except for the nonexclusive licenses as referred to in Section 4.11(a)).

        6.3 TRANSFER OF SPECTEK ASSETS. LLC will assign and transfer to Seller, and Seller will acquire, all right, title and interest to the SpecTek Assets, free and clear of all liens, encumbrances or other defects of title.

                                   ARTICLE VII
                                   -----------

                              ADDITIONAL AGREEMENTS

        7.1 PURCHASE PRICE ADJUSTMENT.

        (a) The Purchased Assets and the Assumed Liabilities constitute the "SPECTEK BUSINESS." Within twenty (20) days of the Second Closing (such day being sometimes referred to herein as the "PRELIMINARY ADJUSTMENT DATE"), Seller shall prepare and deliver to Buyer a the statement of net assets of the SpecTek Business, prepared in accordance with GAAP, as of the date of the Second Closing (the "PRELIMINARY STATEMENT OF NET ASSETS"). Notwithstanding the foregoing, in the preparation of the Preliminary Statement of Net Assets, Seller shall exclude cash and shall exclude all accounts payable, amounts owed, and financial obligations outstanding to Buyer, MSP or MSA, from MEI, Seller or their Subsidiaries and affiliates arising between March 2, 2001, and the Second Closing, inclusive of both dates, attributable to the component recovery business.

        (b) Prior to the 45th consecutive day immediately following the Preliminary Adjustment Date (such date being sometimes referred to herein as the "MODIFIED ADJUSTMENT DATE"), Buyer shall cause to be prepared and delivered to Seller an audited or unaudited (at Buyer's election) Statement of Net Assets of the SpecTek Business as of the date of the Second Closing (the "ADJUSTED STATEMENT OF NET ASSETS"). The Adjusted Statement of Net Assets will be prepared in accordance with GAAP and consistent with the GAAP used to prepare the Preliminary Statement of Net Assets. The Adjusted Statement of Net Assets shall reflect the net assets of the SpecTek Business as of the date of the Second Closing. Notwithstanding the foregoing, in the preparation of the Modified Statement of Net Assets, Seller shall exclude cash and shall exclude all accounts payable, amounts owed, and financial obligations outstanding to Buyer, MSP or MSA, from MEI, Seller or their Subsidiaries and affiliates arising between March 2, 2001, and the Second Closing, inclusive of both dates, attributable to the component recovery business. Following delivery by Buyer to Seller of the

Adjusted Statement of Net Assets, Buyer shall give to Seller reasonable access during Buyer's business hours to those books and records in the possession of Buyer which relate to the preparation of the Adjusted Statement of Net Assets and to the work papers, if any, of Buyer and its independent auditors for the sole purpose of resolving any disputes concerning the Adjusted Statement of Net Assets and the calculation of the net assets of the SpecTek Business.

        (c) Seller shall have 15 days following delivery of the Adjusted Balance Sheet during which to notify Buyer in writing (the "NOTICE OF OBJECTION") of any good faith objections to the calculation of the net assets of the SpecTek Business or the Adjusted Statement of Net Assets as it affects such calculation, setting forth reasonable specific and detailed description of its objections and dollar amount of each objection. If Seller objects to the Adjusted Statement of Net Assets, or Buyer's calculation of the net assets of the SpecTek Business as reflected thereon, Buyer and Seller shall attempt to resolve any such objections within 15 days of receipt by Buyer of the Notice of Objection.

        (d) If Buyer and Seller are unable to resolve any such dispute within 15 days, Buyer and Seller shall engage PricewaterhouseCoopers ("PWC"), independent auditors, to assist the parties in the resolution of such dispute.

        (e) If Seller fails to deliver the Notice of Objection in accordance with Section 6.1 (c) above, the Adjusted Statement of Net Assets shall be deemed to have been accepted by all of the parties to this Agreement and shall become the "CLOSING STATEMENT OF NET ASSETS." In the event that Seller delivers a Notice of Objection in accordance with the provisions above and Buyer and Seller are unable to resolve such dispute by mutual agreement, the determination of PwC shall be final and binding on the parties and the Adjusted Statement of Net Assets, together with Buyer's calculation of the net assets of the SpecTek Business reflected thereon, to the extent modified by PwC shall be deemed to have been accepted by all of the parties to this Agreement and shall become the "CLOSING STATEMENT OF NET ASSETS." The calculation of net assets reflected on any such Closing Statement of Net Assets shall be conclusive and binding on the parties to this Agreement and no further adjustments shall be made thereto.

        (f) The parties shall adjust the Purchase Price in accordance with the following provisions: (i) if the net assets on the Closing Statement of Net Assets are less than the net assets of the component recovery business as reflected on the February Statement of Net Assets, then MEI or Seller shall pay to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer, within five business days after determination of the Closing Statement of Net Assets, an amount equal to the aggregate of the shortfall, without interest; (ii) if the net assets of the SpecTek Business as reflected on the Closing Statement of Net Assets are greater than the net assets of the component recovery business as reflected on the February Statement of Net Assets, then Buyer shall pay to MEI or its designee, by wire transfer of immediately available funds to an account designated in writing by MEI or Seller, within five business days after determination of the Closing Statement of Net Assets, an amount equal to the aggregate of the excess, without interest.

        7.2 ACCESS TO INFORMATION. MEI and Seller shall afford Buyer and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Second Closing to (i) all of MEI's, Sellers' and LLC's properties, books, contracts, commitments, records and all other information reasonably related to the component recovery business and
(ii) all other information as Buyer may reasonably request. Buyer shall be permitted to make copies of such books, records, and other documents and to discuss the component recovery business with such persons, including, without limitation, LLC's directors, officers, accountants, suppliers, customers, and creditors, as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the SpecTek Business or obtaining any necessary approvals or permits for the transactions contemplated by this Agreement.

        7.3 ASSIGNED CONTRACTS. With respect to an Assigned Contract, if any required consent for its transfer to Buyer is not obtained by the Second Closing, MEI, Seller and Buyer shall cooperate in good faith to obtain such consent as soon as possible after the Second Closing; provided, however, such cooperation of MEI, Seller and Buyer shall not require MEI, Seller or Buyer to pay money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. If following such efforts the consent is still not obtained, MEI, Seller and Buyer shall enter into a mutually agreeable arrangement pursuant to which Buyer will obtain the benefits of and assume the obligations under such contract, in accordance with this Agreement, provided however that such contract will not be an Assigned Contract. Without limiting the foregoing, with respect to the consents necessary to transfer any software licenses, MEI and/or Seller will request that the applicable vendor consent to the assignment of each such contract to Buyer. If the applicable vendor gives its consent unconditionally, then such contract shall be considered an Assigned Contract. If the applicable vendor gives its consent conditioned upon the payment of any fee, then MEI or Seller shall so notify Buyer, and if Buyer agrees within 10 days (or such shorter period as the vendor may require) to pay such fee, then upon payment of such fee, such contract shall be considered an Assigned Contract. If the applicable vendor does not give its consent, or such consent is subject to any material condition other than the payment of a fee, then such contract shall not be considered an Assigned Contract and MEI and Seller shall not be obligated to enter into a mutually agreeable arrangement pursuant to which Buyer will obtain the benefits of and assume the obligations under such software license.

        7.4    TRANSITION SERVICES.

        (a) The parties acknowledge that MEI and/or its subsidiaries and affiliates ("SERVICE PROVIDERS") have provided and/or currently provide certain services to the component recovery business of Seller (or to LLC) to permit Seller or LLC to conduct the component recovery business including, without limitation, Information Technology Services, systems, telecommunication services, Occupational Health Services and security services. The parties further acknowledge and agree that in order to accomplish an orderly transition of the SpecTek Business to Buyer, it will be essential that such Service Providers continue to provide such services to Buyer during a period following closing. Accordingly, the parties agree that during the one-year period following the Second Closing (the "TRANSITION PERIOD"), unless terminated earlier pursuant to the provisions of Section 6.4(b) below, MEI shall make available to Buyer, at such cost as MEI and Buyer shall mutually agree (which cost shall be consistent with historical costs for such services) such Transition Services (i) as are needed to promote a smooth and efficient functional separation of the SpecTek Business from the operations of MEI, Seller and their subsidiaries and affiliates and (ii) as are needed to allow reasonable growth of the SpecTek Business during the Transition Period. The parties acknowledge and agree that to the extent the Transition Services are provided for in the SpecTek Sublease of even date herewith between Buyer and MEI, such services shall be governed by and subject to the terms and conditions of the SpecTek Sublease and not this Section 7.4. The term "TRANSITION SERVICES" shall mean all services, goods and facilities requested by Seller, LLC or Buyer during the Transition Period that are both (x) currently provided and/or have been provided at any time during the twelve (12) month period immediately prior to the Second Closing by the Service Providers to the component recovery business of MEI, Seller and their subsidiaries and affiliates or

(y) reasonably necessary for the uninterrupted operation and reasonable growth of the SpecTek Business. Without limiting the generality of the foregoing, all existing service arrangements, agreements or understandings between the Service Providers and Seller or LLC with respect to the component recovery business that are effective immediately prior to the Second Closing (the "EXISTING SERVICE AGREEMENTS") shall continue in full force and effect through the Transition Period, subject to Section 7.4(b) below. Transition Services shall be conducted by the Service Providers in a safe, careful, prudent, good and workmanlike manner.

        (b) Notwithstanding any other provision in this Agreement or in the Existing Service Agreements, Buyer shall be entitled to terminate any Transition Service either within five (5) days of the Second Closing or, if later, by providing MEI at least fifteen (15) days' prior written notice during the Transition Period. Notwithstanding any other provision in this Agreement or in the Existing Service Agreements, the obligation of the Service Providers to provide a particular Transition Service shall end on the earlier of (i) the date on which MEI no longer provides services with respect to its own employees that are substantially similar to such Transition Service or (ii) date of which the SpecTek Sublease terminates.

        (c) With respect to Transition Services that constitute occupational health services, to the extent permitted by law, Buyer hereby agrees to indemnify and hold MEI harmless from and against any and all losses, claims, damages, liabilities and obligations of any kind and description, including any reasonable attorney fees incurred by the MEI in defending or settling such losses, damages, liabilities and obligations, arising out of MEI's providing occupational health services to Transferred Employees following the Second Closing (the "HEALTH SERVICES OBLIGATIONS"); provided, however, prior to making any payment with respect to the Health Services Obligations, MEI shall provide Buyer with written notice of its intent to make any such payment and any demands for the payment and a meaningful opportunity to consult with MEI regarding whether MEI is legally obligated to make such payment; provided, further, that if MEI makes any such payment, MEI shall subrogate Buyer with respect to any claims MEI may have against any third party with respect to such Health Services Obligations.

        7.5 MANAGEMENT OF BUSINESS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Second Closing, none of MEI, Seller or LLC shall (i) dispose of, grant any interest in, pledge or otherwise transfer any of the assets that are Purchased Assets outside the ordinary course of business, (ii) incur any liability outside the ordinary course of business affecting the Purchased Assets, (iii) enter into any transaction outside the ordinary course of business with respect to the Purchased Assets (iv) fail to keep available the services of the present officers and key employees of LLC or (vi) fail to preserve the respective relationships of the component recovery business with respect to customers, suppliers, distributors, licensors, licensees, and others having business dealings with such business.

        7.6 SETTLEMENT OF OBLIGATIONS TO BUYER. On or prior to the First Closing, MEI or Seller shall pay, by wire transfer of immediately available funds to an account designated in writing by Buyer, an amount equal to all accounts payable, amounts owed, and financial obligations outstanding to Buyer, MSP or MSA under the Intercompany Payable. With respect to all accounts payable, amounts owed, and financial obligations outstanding to Buyer, MSP or MSA, from MEI, Seller or their Subsidiaries and affiliates arising between March 2, 2001, and the Second Closing, inclusive of both dates, attributable to the component recovery business, MEI or Seller shall, and shall cause their Subsidiaries and affiliates to, transfer funds equal to such amounts to Buyer or its designee as soon as practicable following the Second Closing, and in no event later than the Preliminary Adjustment Date.

        7.7 COLLECTION OF ACCOUNTS. MEI and Seller agree that, after the Second Closing, they shall, and shall cause each of their subsidiaries and affiliates to, promptly transfer to or deliver to Buyer any cash or other property received directly or indirectly by any of the foregoing with respect to any accounts receivable included in the Purchased Assets.

        7.8 NONDISCLOSURE OF INFORMATION. Nothing contained in this Agreement shall serve to affect, modify or otherwise terminate any nondisclosure or nonuse agreements entered into by employees, officers, directors, consultants, agents, suppliers, or advisors of LLC, MEI, Seller, or any of their subsidiaries or affiliates with respect to confidential information of the component recovery business.

        7.9 CLOSING COSTS. With respect to the Title Policy, MEI and Buyer shall split the difference between the actual cost to obtain the extended coverage title insurance policy and what would have been the cost to obtain a standard coverage title insurance policy covering the Real Property. All other costs of closing shall be borne by the party who traditionally bears such cost.

        7.10 PATENTS.

        (a) MEI shall and shall cause its Subsidiaries, at Buyer's request and expense, to cooperate with and assist Buyer in the provision of documents and information in connection with the Patents as reasonably necessary to effectuate the procurement, maintenance, and enforcement of the Patents, including, without limitation, providing Buyer with access to files, inventor notes and other documentation in MEI's or its Subsidiaries' possession or control and allowing Buyer to interview inventors who are, at the time of any such investigation, employees of MEI or its Subsidiaries.

        (b) With respect to fees and costs of prosecution of Patents, MEI shall notify Buyer of any fees or other actions that are due or payable within 30 days after the Effective Date. Buyer shall be responsible for paying all fees due and costs of prosecution with respect to Patents incurred after the Effective Date.

        (c) MEI, on behalf of itself and its Subsidiaries, agrees not to assert that any of the Patents (or any claims therein) are invalid or unenforceable in any action, settlement, or negotiation relating to the Patents.

        7.11 SPECTEK LICENSE. In order to permit Buyer to operate the component recovery business, substantially in the manner such business was operated by MEI, Seller or their Subsidiaries and affiliates, MEI and Seller hereby grant to Buyer and its wholly-owned Subsidiaries (but only during the period such entities are wholly-owned Subsidiaries of Buyer), on behalf of MEI and Seller, and their Subsidiaries and affiliates, a worldwide, perpetual, irrevocable, nonexclusive, fully paid-up, royalty-free license, without right of sublicense, under all of its and their rights in the intellectual property primarily being used in the component recovery business, to (i) make, have made, use, sell, offer for sale, use, import and recover semiconductor devices, and (ii) make modifications, enhancements, or derivative works of any intellectual property that is licensed pursuant to this Section 7.11. In those cases wherein the intellectual property licensed herein includes or is embodied within software, the enumerated licensed rights shall extend to such software in all forms including both source code and object code and documentation.

        7.12 NONCOMPETITION. MEI and Seller shall not, and shall not suffer or permit their Subsidiaries and affiliates, for a period of 24 months from the Second Closing, to engage in any way, either on its, or their, own behalf or for the benefit of a third party, nor shall it, or they, enter into any agreement or arrangement, directly or indirectly, for the component recovery of semiconductor devices including DRAM technology.

                                  ARTICLE VIII
                                  ------------

                        ASSIGNMENT AND GRANT BACK LICENSE

        8.1 ASSIGNMENT. Seller agrees to assign, and hereby does assign, to Buyer, Seller's entire right, title and interest in and to the Patents, including without limitation, damages for past or future infringements thereof, and the right to bring suit and recover against any third party for acts of infringement occurring before the date of this Agreement. Seller agrees to execute, concurrently herewith, a formal assignment document (the "ASSIGNMENT") for the Patents in the form attached hereto as Schedule 8.1. In the event of any conflict between the provisions of this Agreement and the Assignment, the provisions of this Agreement shall take precedence.

        8.2 DELIVERY OF DOCUMENTATION. Within forty-five (45) days after the date of this Agreement, MEI and/or Seller will deliver to Buyer all documentation in the possession or control of either relating to the Patents. MEI and/or Seller may, at their discretion, retain a copy of any documentation provided to Buyer pursuant to this subparagraph.

        8.3 ASSIGNMENT OF ROYALTY BEARING LICENSE AGREEMENTS. MEI agrees to assign, and hereby does assign, to Buyer, MEI's entire right, title and interest in and to the royalty-bearing license agreements listed in Schedule 8.3 hereto. MEI will retain all payments received before the Effective Date pursuant to the above royalty-bearing license agreements.

        8.4 GRANT OF BUYER LICENSE. Buyer hereby grants MEI and MEI's Subsidiaries, a non-transferable, fully paid up, worldwide, non-exclusive license, without the right to sublicense, to make, have made, use, offer for sale, sell, and lease products and methods under the Patents, such license continuing until terminated as set forth in Section 8.6 herein.

        8.5 GRANT OF FURTHER LICENSE. Buyer hereby grants to MEI, a non-transferable, fully paid up, worldwide, exclusive license under the patents and patent applications listed in Schedule 8.5(a) hereto (the "SCHEDULE 8.5(a) PATENTS") (the exclusivity of such license subject however to existing licenses of Buyer which are in effect as of the Effective Date and which grant or convey rights in patents by virtue of the ownership of such patents by Buyer) (third parties who may have rights pursuant to such existing licenses are identified in
Schedule 8.5(b) hereto), such license shall include the rights to assert the
Schedule 8.5(a) Patents for Defensive Purposes only, and shall continue until terminated as set forth in Section 8.6 herein; such license shall convey: (a) the right to sublicense third parties to make, have made, use, offer for sale, sell, and lease products under such patents, (b) the right to recover damages for past or future infringements of such patents, and (c) the right to bring suit and recover against any third party for acts of infringement occurring before or after the date of this Agreement.

        8.6 TERMINATION OF LICENSES. The licenses granted in Subsection 8.4 and
8.5 shall terminate upon a Change of Control of MEI. However, in the event of a Qualifying Transaction wherein the acquiror is a Financial Investor or an entity owned by a Financial Investor (either entity being referred to herein as a "RESULTING ENTITY"), then, subject to the provisions of Section 8.7 herein, the Resulting Entity shall be entitled to obtain from Buyer a non-transferable, fully paid up, worldwide, non-exclusive license, without the right to sublicense, to make, have made, use, offer for sale, sell, and lease products and methods under the Patents; which license shall terminate upon a Change of Control of the Resulting Entity. Additionally, in such event, Buyer hereby agrees to negotiate in good faith with such Resulting Entity to provide a limited exclusive license to such Resulting Entity under the patents identified on Schedule 8.6 hereto (the "SCHEDULE 8.6 PATENTS") (the exclusivity of such license will be subject to existing licenses of Buyer which are in effect as of the Effective Date and which grant or convey rights in patents by virtue of the ownership of such patents by Buyer). Such license to be negotiated would be limited to allow the assertion of such patents within the field of use of PC manufacturing for Defensive Purposes only, and would be for a limited time period, and would include such other terms and conditions as would be agreed upon by the parties in good faith.

        8.7 LICENSE GRANT TO BUYER. As a condition of the license(s) obtained by a Resulting Entity under Section 8.6 above, and for the duration of such license(s), the Financial Investor and Resulting Entity shall grant to Buyer, effective upon the Change of Control, a license under any patents owned or controlled by the Financial Investor and the Resulting Entity (to the extent these are two different entities), such license to be a non-transferable, fully paid up, worldwide, non-exclusive license, without the right to sublicense, to make, have made, use, offer for sale, sell, and lease products and methods under such patents.

        8.8 DISCLOSURE OF SUBSEQUENT INVENTIONS. Neither Buyer nor MEI shall be required to disclose or to license to the other any inventions and improvements relating to the Patents which are first conceived after the Effective Date.

                                   ARTICLE IX
                                   ----------

                                   TAX MATTERS

        9.1 DEFINITIONS. For purposes of this Article IX the following terms shall have the meanings as set forth below.

        (a) "TAXES" shall mean all taxes and any tax, including without limitation, all foreign, Federal, state and local income, sales, employment, profit, payroll, use, property, excise, unitary, withholding, business, transfer, registration, license fee, and any other taxes, levies, impost, duties or governmental obligations, deficiencies, together with all interest and penalties imposed with respect thereto including any transferee or secondary liability for Taxes in respect of Taxes as a result of being a predecessor entity or member of an affiliated, consolidated, combined or unitary group.

        (b) "TAX RETURN" shall mean any return, report, information statement, or estimates relating to Taxes.

        9.2 TAX REPRESENTATION.

        (a) MEI, Seller or LLC has, or prior to the Second Closing will have, prepared and timely filed all Tax Returns required to be filed with respect to the operations of the component recovery business and/or the Purchased Assets and such Tax Returns are, or when filed will be, true and correct and have been, or when filed will be, completed in accordance with applicable law.

        (b) MEI, Seller and LLC have, or prior to the Second Closing will have, timely paid all Taxes required to be paid attributable to or imposed with respect to the component recovery business and the Purchased Assets and will have timely withheld and paid over to the appropriate governmental authorities with respect to employees of the component recovery business all income taxes, FICA, FUTA and other Taxes required to be withheld.

        (c) Neither Seller nor MEI has knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in a Lien on the component recovery business or the Purchased Assets.

        (d) No audit or other examination of any Tax Return of Seller or MEI with respect to the component recovery business or the Purchased Assets is presently in progress, nor has MEI, Seller or LLC been formally or informally notified of any request for such an audit or other examination. No affirmative agreement, consent or election for federal, state, local or foreign Tax purposes has been filed or entered into which would adversely affect or be binding upon the Purchased Assets after the Second Closing.

        9.3 TAX COVENANTS.

        (a) Subject to section 9.3(c) below, MEI, Seller and LLC will be responsible for the preparation and filing of all Tax Returns of MEI, Seller and LLC (including Tax Returns required to be filed after the Second Closing) to the extent such Tax Returns include or relate to the operations of the component recovery business or the use or ownership of the Purchased Assets prior to the Second Closing. Such Tax Returns shall be true, complete and correct and prepared in accordance with applicable law. Seller and/or MEI, as the case may be, will make all payments for Taxes required with respect to such Tax Returns or attributable to the sale of the Purchased Assets.

        (b) Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer's ownership or use of the Purchased Assets or its operation of the SpecTek Business attributable to taxable periods (or portions thereof) commencing immediately after the Second Closing. Buyer's Tax Returns shall be true, complete and correct and prepared in accordance with applicable law. Buyer will make all payments for Taxes required with respect to Buyer's Tax Returns.

        (c) Except to the extent the parties agree otherwise (such as in escrow instructions), in the case of any real or personal property taxes (or other similar taxes) attributable to the Purchased Assets which are reportable for a taxable period commencing before the Second Closing and ending thereafter, Seller shall prepare such returns to the extent such returns are due prior to the Second Closing and Buyer shall have five days to review such returns prior to filing, and Buyer shall make all payments required with respect to any such return to the extent payments are due after the Second Closing, provided, however, Seller and /or MEI will reimburse Buyer concurrently therewith to the extent any payment made by Buyer relates to that portion of the taxable period ending on or before the Second Closing prorated on a per diem basis.

        (d) To the extent relevant to the component recovery business of MEI, Seller or their subsidiaries and affiliates or the SpecTek Business of Buyer, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and
(ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. MEI and Seller shall retain all relevant documents, including prior years' Tax Returns, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of Buyer.

        9.4 TRANSFER TAXES. Seller shall be responsible for and pay when due any and all income, sales, use or similar transfer taxes attributable to the sale of the Purchased Assets. Buyer shall cooperate with Seller to the extent reasonably requested to minimize the imposition of any such taxes.

        9.5 EMPLOYEE WITHHOLDING. Buyer shall prepare and furnish to those employees of LLC who were employees of LLC prior to the Second Closing ("CONTINUING EMPLOYEES") Form W-2 which shall reflect all wages and compensation paid to Continuing Employees for that portion of the calendar year in which the Second Closing occurs during which the Continuing Employees were employed by LLC. Seller or MEI, as the case may be, shall furnish to Buyer the Forms W-4 and W-5 of each Continuing Employee. Buyer shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Forms W-2. It is the intent of the parties hereunder that the obligations of Buyer and Seller under this Section 7.6 shall be carried out in accordance with Section 5 of Revenue Procedure 84-77.

                                    ARTICLE X
                                    ---------

                                EMPLOYEE MATTERS

        10.1 EMPLOYEES. The employment of all LLC employees listed on Schedule
10.1 hereto shall be transferred by MEI, Seller and LLC to Buyer as of the Second Closing ("TRANSFERRED EMPLOYEES"). All Transferred Employees will continue to receive the same compensation as they are receiving as of the date of this Agreement, subject to such changes as Buyer may approve. Unless Buyer and MEI agree otherwise, LLC shall be responsible for payment of all compensation and benefits payable to all Transferred Employees through and including the date of the Second Closing. For purposes of determining eligibility to participate, scope, quantity of benefits and transitional issues related thereto under Buyer's employee benefit programs, Buyer shall credit Transferred Employees with service rendered to MEI, Seller or LLC through the Second Closing, as Buyer and MEI may mutually agree.

                                   ARTICLE XI
                                   ----------

                              CONDITIONS TO CLOSING

        11.1 OBLIGATIONS OF EACH PARTY. The respective obligations of each party to this Agreement to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to each of the First and Second Closing of the following condition, which may be waived, in writing, by agreement of all the parties hereto:

        (a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby, shall be in effect, nor shall any proceeding brought by any administrative agency, commission, or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, nor shall any statute, rule, regulation or order be enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of the transactions contemplated hereby illegal. In the event an injunction or other order shall have been issued, each party agrees, subject to the other terms of this Agreement, to use its best efforts to have such injunction or other order lifted.

        (b) The consent, approval or waiver of each person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement shall have been obtained.

        11.2 OBLIGATIONS OF SELLER. The obligations of Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to each of the First and Second Closings of each of the following conditions:

        (a) The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of each of the First and Second Closing as though such representations and warranties were made on and as of each such time, except to the extent that any representations and warranties expressly relate to an earlier date, or later date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, or later date, as the case may be,

        (b) Buyer shall have performed and complied with all covenants, obligations and conditions of this Agreement (except in immaterial respects) required to be performed and complied with by Buyer as of each Closing, and

        (c) Buyer shall have executed, acknowledged where required, and delivered all documents required by this Agreement, and each such document shall be in full force and effect.

        11.3 OBLIGATIONS OF BUYER. The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to each of the First and Second Closings of each of the following conditions:

        (a) The representations and warranties of MEI and Seller in this Agreement that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of MEI and Seller in this Agreement not so qualified shall be true and correct in all material respects, on and as of the date of this Agreement and on and as of the First and Second Closings as though such representations and warranties were made on and as of such time, except to the extent that any representations and warranties expressly relate to an earlier date, or later date, in which case such representations and warranties shall be true and correct as of such earlier date, or later date, as the case may be.

        (b) MEI and Seller shall have performed and complied with all covenants, obligations and conditions of this Agreement (except in immaterial respects) required to be performed and complied with by MEI and Seller as of each of the First and Second Closings.

        (c) MEI, Seller and LLC shall have executed, acknowledged where required, and delivered all documents required by this Agreement, and each such document shall be in full force and effect.

        (d) MEI shall have delivered to Buyer an affidavit executed by MEI under penalty of perjury that (i) complies with Internal Revenue Code Section 1445(b)(2), or the corresponding provision of any future law, (ii) provides MEI's and Seller's United States Taxpayer identification number, and (iii) states that neither MEI nor Seller is a foreign person.

        (e) Buyer shall have received a duly and validly executed copy of all agreements, instruments, certificates and other documents in form and substance reasonably satisfactory to Buyer that are necessary and appropriate to evidence the release of any and all liens and other encumbrances against the Purchased Assets and property acquired by Buyer under this Agreement.

        11.4 FIRST CLOSING UNAFFECTED BY SECOND CLOSING. Notwithstanding any other provision of this Agreement, in the event the conditions to Closing are satisfied as to the First Closing but not the Second Closing, the First Closing shall be unaffected thereby, subject to the provisions of 3.2.2(a) hereof.

                                   ARTICLE XII
                                   -----------

                               GENERAL PROVISIONS

        12.1 SURVIVABILITY OF COVENANTS, REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement shall terminate on the twenty-four (24) month anniversary of the Closing; provided, however, that (i) to the extent a claim or notice is given prior to such anniversary, such representation or warranty shall survive indefinitely until such claim is finally resolved, (ii) the representations and warranties under Article VII shall survive for the applicable Statute of Limitations and (iii) the representations and warranties set forth in Section 4.9(a), 4.9(d), and 4.9(f) through (l) shall survive the Closing and continue indefinitely. The covenants and agreements set forth in this Agreement shall survive the Second Closing.

        12.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a) MEI or Seller:                            (b) Micron Technology, Inc.

Micron Electronics, Inc.                      Micron Technology, Inc.
900 East Karcher Road                         8000 South Federal Way
Nampa, Idaho  83687                           Boise, Idaho  83707
Attention:  Vice President,                   Attention: Vice President, General
General Counsel                               Counsel and Corporate Secretary

Facsimile:  (208) 898-7411                    Facsimile:  (208) 368-4540


with a copy to:                               with a copy to:

Fenwick & West LLP                            Wilson Sonsini Goodrich & Rosati
Two Palo Alto Square                          650 Page Mill Road
Palo Alto, CA 94306                           Palo Alto, CA 94306
Attention:  Dennis DeBroeck                   Attention:  John Fore
Facsimile No.:  (650) 494-1417                Facsimile No.:  (650) 493-6811

        12.3 ACCOUNT INFORMATION. All payments called for under this Agreement shall be in United States currency, without deductions of taxes of any kind, payable to MEI at U.S. Bank of Oregon, 555 S.W. Oak Street, Suite 400, Portland, Oregon 97204, U.S.A. by wire transfer to:

Micron Electronics, Inc.
Account No: 153607639637
ABA/Routing No: 123000220

or to such other account that MEI may request in writing.

        12.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Facsimile signatures shall be deemed as valid as original signatures.

        12.5 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including any exhibits and schedules, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise by Seller without the prior written consent of Buyer and MEI, by Buyer without the prior written consent of Seller and MEI or by MEI without the prior written consent of Buyer and Seller.

        12.6 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho (without giving effect to choice of law principles thereof) applicable to contracts made and to be performed in the State of Idaho. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the courts of the State of Idaho in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Idaho for such persons, and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

        12.7 RULES OF CONSTRUCTION. Each of the parties hereto acknowledges and agrees that such party has been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        12.8 SPECIFIC PERFORMANCE. The parties each acknowledge that, in view of the uniqueness of LLC's component recovery business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agrees that the other parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        12.9 HEADINGS. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

        12.10  PUBLICITY AND NON-DISCLOSURE.

        (a) Subject to Section 12.10(b) below, MEI and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated hereby or thereby, without obtaining the prior consent of MEI and Buyer except as is necessary or required to comply with legal requirements.

        (b) Except for recording the Assignment with the appropriate patent authorities (as described in Section 8.1), and disclosing that the transfer of title to the listed Patents has occurred, Buyer and MEI both agree to keep in confidence, and not to disclose to any third party, any additional terms and conditions of this Agreement that relate to the Patents, except that MEI and Buyer party may disclose the Agreement and its terms and conditions or parts thereof relating to the Patents with the prior written permission of the other or to the extent required by law.

        12.11 AMENDMENTS; WAIVERS. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all of the parties hereto. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. No such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

        12.12 SEVERABILITY. If any provisions herein shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and, subject to applicable law, shall not affect the validity or effect any other provisions herein. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        12.13 RELATIONSHIP OF THE PARTIES. Except as specifically provided herein, if at all, neither MEI nor Buyer shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Any attempt to bind or commit the other party to any obligation, before or after the Effective Date, shall be ineffectual, null, and void. The rights, duties, obligations and liabilities of the MEI and Buyer shall be several and not joint or collective, and nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind between MEI and Buyer, each such party being individually responsible only for its obligations as set forth in this Agreement.

        IN WITNESS WHEREOF, MEI, Seller and Buyer have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                  MEI CALIFORNIA, INC. (SELLER)


                                  By:  /s/ James R. Stewart
                                      ------------------------------------------
                                  James R. Stewart, President and
                                  Chief Financial Officer


                                   MICRON ELECTRONICS, INC.


                                   By:  /s/ James R. Stewart
                                        ----------------------------------------
                                        James R. Stewart, Senior Vice President
                                        Finance and Chief Financial Officer


                                   MICRON TECHNOLOGY, INC. (BUYER)


                                   By:  /s/ W. G. Stover, Jr.
                                       -----------------------------------------
                                       W. G. Stover, Jr., Vice President Finance
                                       and Chief Financial Officer